Exhibit 10.14
DEFERRED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

_______________________
(“Grantee”)

by JLL Income Property Trust, Inc. (the “Company”) of

[____]

deferred stock units convertible on a 1-for-1 basis into shares of Class I Stock (the “Units”). The Units are granted pursuant to and subject to the provisions of the Tenth Amended and Restated JLL Income Property Trust, Inc. Independent Directors Compensation Plan (the “Plan”), which operates as a sub-plan of the Second Amended and Restated JLL Income Property Trust, Inc. Incentive Plan (together with the Plan, the “Plans”), and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plans. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plans.

IN WITNESS WHEREOF, JLL Income Property Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed as of the Grant Date.

JLL Income Property Trust, Inc.

By:
Its:

Grant Date:

TERMS AND CONDITIONS
1.    Units. The Units are fully vested and non-forfeitable on the Grant Date, and have been credited to a bookkeeping account on behalf of Grantee.
2.    Conversion to Stock. The Units, including those acquired pursuant to Section 3 hereof, will be converted to shares of Class I Stock on the earlier of (i) Grantee’s separation from service (as defined in Code Section 409A), or (ii) a Change in Control of the Company (as defined in Code Section 409A) (the “Conversion Date”). Stock certificates evidencing the conversion of Units into shares of Class I Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter.
3.    Dividend Equivalent Rights. If any dividends or other distributions are paid with respect to the Class I Stock while the Units are outstanding, Grantee shall receive dividend equivalents (“Dividend Equivalents”) equal to the number of Units multiplied by any such dividends or other distributions with respect to the Company’s Class I common stock. Such Dividend Equivalents will be reinvested in additional Units, based on the Fair Market Value of the Class I Stock as of the date of the dividend payment date
4.    No Voting Rights. Grantee will not have any voting rights with respect to the Units until the Conversion Date.
5.    Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Code Section 414(p)(1)(A) if such Section applied to the Units.
6.    Plans Control. The terms contained in the Plans shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plans. In the event of any actual or alleged conflict between the provisions of the Plans and the provisions of this Certificate, the provisions of the Plans shall be controlling and determinative.
7.    Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plans.
8.    Severability. If any one or more of the provisions contained in this Certificate are invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
9.    Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to JLL Income Property Trust, Inc., 333 West Wacker Drive, Chicago, IL 60606, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
10. Section 409A. The payments provided under this Certificate shall comply with the requirements of Code Section 409A. This Certificate shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the Units is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as Grantee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Grantee or other taxpayer as a result of the Units.

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